EXHIBIT 99.2

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following pro forma balance sheet has been derived from the balance sheet of GTX Corp at November 30, 2007 and adjusts such information to give effect to the acquisition of Global Trek Xploration. ("GTX"), as if the acquisition had occurred at November 30, 2007. The pro forma balance sheet is presented for informational purposes only and does not purport to be indicative of the financial condition that would have resulted if the acquisition had been consummated at November 30, 2007. The pro forma balance sheet should be read in conjunction with the notes thereto and GTX’s financial statements and related notes thereto contained elsewhere in this filing.

On March 14, 2008, GTX Corp (“we”) acquired Global Trek Xploration, a California corporation (“GTX”), through a Share Exchange (the “Merger”) between GTX Corp, GTX and GTX’s shareholders.  As a result of the Merger, GTX is now our wholly-owned subsidiary.  The Merger was effected pursuant to that certain Share Exchange Agreement dated March 4, 2008 (the “Share Exchange Agreement”).

Immediately following the Merger, we formally ceased the mining business that we had previously conducted, we closed our offices in Canada, and we moved our offices to the offices of GTX in Southern California.  We currently do not plan to conduct any business other than owning the shares of GTX, which will continue to conduct its operations that it has, to date, been engaged in.

For accounting purposes, this transaction was treated as an acquisition of GTX Corp and a recapitalization of GTX. GTX is the accounting acquirer and the results of its operations carryover. Accordingly, the operations of GTX Corp are not carried over and will be adjusted to $0.  Immediately prior to the Merger, GTX Corp had materially no liabilities.

The financial statements are presented based on this recapitalization, whereby GTX Corp has 36,040,963 common shares outstanding as of November 30, 2007.

GTX Corp
(a Development Stage Company)
Unaudited Pro Forma Consolidated Balance Sheet

	Global
	Trek Xploration	GTX Corp	Pro Forma	Pro
	December 31, 2007	November 30, 2007	Adjustments	Forma
Assets

Current assets:
Cash	$735,937	$21,123	$(21,123)	$735,937
Amount receivable	-	837	(837)	-
Inventory	15,312	-	-	15,312
Total current assets	751,249	21,960	(21,960)	751,249

Property and equipment, net of accumulated depreciation	11,810	-	-	11,810

Total Assets	$763,059	$21,960	$(21,960)	$763,059

Liabilities and Stockholders' Deficit

Current liabilities:
Accounts payable and accrued expenses	$351,849	$12,927	$(12,927)	$351,849
Shareholder note payable	78,385	-	-	78,385
Convertible note payable	1,000,000	-	-	1,000,000
Total current liabilities	1,430,234	12,927	(12,927)	1,430,234

Long-term liabilities	-	-	-	-

Total Liabilities	1,430,234	12,927	(12,927)	1,430,234

Stockholders' deficit:

Common stock, $0.001 par value, 100,000,000 shares
authorized, 36,040,963 shares issued and outstanding	18,305	2,176	15,560	36,041
Additional paid-in capital	3,355,164	110,423	(128,159)	3,337,428
Other comprehensive loss	-	(2,410)	2,410	-
Deficit accumulated during development stage	(4,040,644)	(101,156)	101,156	(4,040,644)
Total Stockholders' Equity (Deficit)	(667,175)	9,033	(9,033)	(667,175)

Total Liabilities and Stockholders' Equity (Deficit)	$763,059	$21,960	$(21,960)	$763,059

The accompanying notes are an integral part of these financial statements.

NOTES TO UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL STATEMENTS

     The pro forma presentation and adjustments reflect the following items:

      o     In March 2008, the Registrant acquired GTX, through a Share Exchange (the “Merger”) between GTX, the Shareholders of GTX and GTX Corp in exchange for 18,000,001 shares of the Registrant's common stock.

      o     GTX Corp ceased the mining business that we had previously conducted, we closed our offices in Canada, and we moved our offices to the offices of GTX in Southern California.  Accordingly all of the operations of GTX Corp have been eliminated in the pro forma balance sheet.

      o     After the Share Exchange and stock purchase there were 36,040,963 shares of common stock outstanding of the combined entity.